EXHIBIT 10.32

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated as of March 8, 2004 (the “Termination Date”), is entered into by and between Thomas S. Rogers (“Rogers”) and PRIMEDIA, Inc. (together with its subsidiaries and affiliates, “PRIMEDIA”) (which, together with its successors, subsidiaries, officers, directors and shareholders are collectively referred to as the “Beneficiaries”).

WHEREAS, Rogers was employed by PRIMEDIA pursuant to the Employment Agreement made and entered into as of January 3, 2000, by and between PRIMEDIA and Rogers (the “Employment Agreement”); and

WHEREAS, Rogers resigned as an officer and director of PRIMEDIA effective as of April 17, 2003 (the “Trigger Date”), but has remained employed by PRIMEDIA as an employee through the Termination Date; and

WHEREAS, the parties have agreed to treat Rogers’ resignation as an officer and director of PRIMEDIA as a termination without “Cause” of Rogers employment under Section 12(d) of the Employment Agreement, the effective date of which shall be the Termination Date; and

WHEREAS, Rogers and PRIMEDIA, on behalf of all the Beneficiaries, have agreed to resolve and settle any and all of their disputed claims and all differences between them, including, but in no way limited to, any differences that might arise in connection with Rogers’ employment with PRIMEDIA, Rogers’ rights as an equityholder of PRIMEDIA, and the termination of Rogers’ employment; and

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Rogers and PRIMEDIA, on behalf of all the Beneficiaries, agree that, effective as of the close of business on the Termination Date, Rogers’ employment with PRIMEDIA and its affiliates shall terminate, and shall further agree as follows:

1.                                      PAYMENTS AND BENEFITS TO ROGERS

1.1           Cash Payments.  Subject to the expiration of the Revocation Period (as defined in Section 2.5(b) below), PRIMEDIA will pay to Rogers the following amounts at the times and periods specified in this Section 1.1:

(a)           Lump Sum Payment.   On the Effective Date (as defined in Section 8.2 of this Agreement), PRIMEDIA shall make a lump sum payment to Rogers in an amount equal to the present value of the excess of $2,580,000 over the total amount of base salary paid to Rogers by PRIMEDIA in respect of the period beginning on the Trigger Date and ending on the Termination Date, which excess would otherwise be payable over the balance of the twenty-four month period that commenced on the Trigger Date (the “Base Salary Payment”).  The Base Salary Payment shall be calculated using as the discount rate the Applicable Federal Rate specified under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”) for short-term Treasury obligations (as published by the Internal Revenue Service for the month in which the Termination Date occurs) (the “Discount Rate”).  Rogers hereby acknowledges and agrees that he has, as of the Termination Date, previously received payment of his base salary from the Trigger Date through the Termination Date, and that, when aggregated with the Base Salary Payment, Rogers will have received payments in full satisfaction of PRIMEDIA’s obligations under Section 12(d)(ii) of the Employment Agreement.

(b)           2003 Pro rata Annual Bonus Payment.  On the Effective Date, PRIMEDIA shall make a lump sum payment to Rogers in an amount equal to $266,667.00, which represents Rogers’ pro rata annual bonus payment for the period January 1, 2003 through April 16, 2003, calculated under Section 12(d)(iii) of the Employment Agreement.

(c)           Target Bonus Payments.  On the Effective Date, PRIMEDIA shall make a lump sum payment to Rogers in an amount equal to the sum of (i) the product of (x) $1,600,000 and (y) a fraction, the numerator of which shall equal the number of days between April 17, 2003 and the Termination Date and the denominator of which shall equal 365 and (ii) the present value of the balance of $1,600,000.00 otherwise payable over the period between the Termination Date and April 16, 2005 (the “Target Bonus Payment”).  The Target Bonus Payment shall be calculated using the Discount Rate, as provided for under Section 12(d)(iii) of the Employment Agreement, in full satisfaction of PRIMEDIA’s obligations thereunder.

(d)           Settlement Payment.  On the Effective Date, PRIMEDIA will pay to Rogers (i) an amount equal to $199,000.00 (the “Settlement Payment”), which amount is equal to the sum of (x) a payment to Rogers in settlement of any accrued vacation pay ($59,000.00) and (y) an additional payment in settlement of Rogers’ 2002 annual bonus ($140,000.00) and (ii) an amount equal to any unpaid base salary accrued by Rogers through the Termination Date.

(e)           Attorneys Fees.  On the Effective Date, PRIMEDIA will pay an aggregate amount of $195,000.00 to the law firm of Swidler Berlin Shereff Friedman, LLP, for distribution Swidler Berlin Shereff Friedman, LLP and The Bachelder Firm in respect of the legal fees (including costs and expenses) incurred in respect of the legal services of such firms provided to Rogers in connection with the negotiation and settlement of the subject matter contained in this Agreement.

1.2           Stock Options and Restricted Shares.

(a)           4/5/6 Stock Options.  On the Termination Date, the options to purchase 3,000,000 shares of common stock of PRIMEDIA (“PRIMEDIA Stock”) (such options, the “4/5/6 Options”) granted to Rogers pursuant to the Incentive and Performance Stock Option Agreement dated as of April 16, 2002 (the “4/5/6 Stock Option Agreement”) shall be fully vested and exercisable, notwithstanding the provisions of Section 4(b) of the 4/5/6 Stock Option Agreement.  In addition, notwithstanding the provisions of Section 6 of the 4/5/6 Stock Option Agreement, all Options granted under the 4/5/6 Stock Option Agreement (and not previously vested and exercised) shall remain exercisable until April 16, 2012, and may not be exercised at any time thereafter. Except as set forth specifically herein, nothing in this Section 1.2(a) shall be construed to amend, alter, revise or change any other terms or conditions of the 4/5/6 Stock Option Agreement.

(b)           Initial Grant Options.  All options to purchase 5,000,000 shares PRIMEDIA Stock (“Initial Options”, and together with the 4/5/6 Options, the “Options”) granted to Rogers pursuant to the Stock Option Agreement dated as of December 3, 1999 (the “Original Stock Option Agreement”) are by their terms fully vested and shall (to the extent not previously vested and exercised) remain exercisable until December 3, 2009, and may not be exercised at any time thereafter.  Except as set forth specifically herein, nothing in this Section 1.2(b) shall be construed to amend, alter, revise or change any other terms or conditions of the Original Stock Option Agreement.

(c)           Rabbi Trust Restricted Shares.  Pursuant to the Restricted Stock Units Award Agreement between PRIMEDIA and Rogers dated as of December 3, 1999 (the “RSU Agreement”) and the Rabbi Trust Agreement by and between PRIMEDIA and U.S. Trust Company, National Association (the “Trustee”), dated as of December 31, 2000 (the “Trust Agreement”), subject to Section 1.5(b) of this Agreement, PRIMEDIA shall instruct the Trustee (as defined therein) to deliver to Rogers (or his designated broker, to the extent so instructed) the 1,380,711 shares of PRIMEDIA Stock (the “Restricted Shares”) held by the Trustee under the Trust Agreement as soon as practicable on or after the Termination Date.  PRIMEDIA shall pay all fees and expenses related to the administration of the RSU Agreement and the Trust Agreement, including the trustee’s and/or custodial fees associated with the distribution of the Restricted Shares.

(d)           Shares Issued Upon Option Exercise and Delivery of Restricted Shares.  All shares of PRIMEDIA Stock delivered pursuant to the exercise of any Option described in Sections 1.2(a) and/or 1.2(b) of this Agreement, and/or pursuant to the RSU Agreement as described in Section 1.2(c) of this Agreement, shall be (i) free and clear of any lien, charge, encumbrance or other right in favor of PRIMEDIA or the Trustee or created by PRIMEDIA, (ii) freely transferable (subject to any trading restrictions imposed by law or the exchange(s) on which such shares may trade from time to time) and (iii) appropriately registered by PRIMEDIA on a Form S-8 (or any successor form thereto) filed with the Securities Exchange Commission for resale by Rogers.

1.3           Other Employee Benefits.

(a)           Group Health Coverage.  Effective as of the Termination Date, PRIMEDIA shall continue to provide Rogers and his eligible dependents with medical, vision and dental benefits pursuant to PRIMEDIA’s health, vision and dental benefit programs in effect from time to time, at such levels and at such costs as made available to Rogers and his eligible dependents and his eligible dependents immediately prior to the Termination Date (“Medical Coverage”) until the earlier of (i) April 16, 2005 or (ii) the date or dates that Rogers becomes eligible for coverage and benefits under the plans and programs of a subsequent employer, as applicable.  Notwithstanding the foregoing, (x) as a condition to receiving the benefits under this Section 1.3(a) and as required pursuant to PRIMEDIA’s health insurance policy as in effect on the date hereof, Rogers shall elect to receive group health insurance coverage from PRIMEDIA as permitted pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), which coverage shall begin on the Termination Date and run through the period provided pursuant to COBRA (the “COBRA Coverage Period”), (y) the Medical Coverage provided to Rogers by PRIMEDIA under this Agreement shall be in full satisfaction of PRIMEDIA’s obligations to Rogers with respect to the provision of health insurance under the Employment Agreement and (z) upon the expiration of the Medical Coverage as provided in the immediately proceeding sentence, Rogers may continue to receive group health insurance coverage from PRIMEDIA, at the same cost PRIMEDIA pays to provide such coverage for the balance of the COBRA Coverage Period, as permitted under COBRA.  To the extent the Medical Coverage provided to Rogers by PRIMEDIA as set forth above is subject to Federal, state or local personal income, employment and other taxes (collectively, the “Taxes”), PRIMEDIA will provide Rogers with an additional payment, at the time such Taxes are payable, in an amount such that, after payment of all such Taxes on such additional payment, Rogers will retain an amount equal to the amount of any such Taxes imposed on Rogers as a result of the provision of such Medical Coverage.

(b)           Other Benefit Plans.  PRIMEDIA acknowledges that it is required under Section 13(d) of the Employment Agreement to continue certain employee benefits for Rogers or, if such coverage cannot be continued, to pay Rogers an amount sufficient to obtain, on an after-tax basis, equivalent coverage.  Rogers hereby acknowledges that the terms of those PRIMEDIA benefit plans that provide the benefits listed on Schedule B, attached hereto, do not permit Rogers to continue to participate in such plans (unless otherwise specified in Schedule B) following the Termination Date.  In connection with the foregoing, Schedule B hereto (i) lists the benefits PRIMEDIA is required to continue and (ii) specifies whether PRIMEDIA will continue such coverage or provide Rogers with cash payments that are sufficient for Rogers to obtain benefits that are equivalent to the benefits to which Rogers was entitled immediately prior to the Termination Date, as set forth on Schedule B (the “Benefit Payments”). The Benefit Payments shall be payable in such amounts, and at such times, as are set forth on Schedule B. To the extent the Benefit Payments are subject to Federal, state or local income, employment and other Taxes, PRIMEDIA will provide Rogers with an additional payment (the “Benefit Tax Payment”), at the time each Benefit Payment is payable pursuant to Schedule B, in an amount such that, after payment of all such Taxes, Rogers will retain an amount equal to the corresponding Benefit Payment.  Rogers hereby acknowledges and agrees that the amounts set forth on Schedule B attached hereto with respect to each of the particular benefit or coverage identified on such schedule (which, for the avoidance of doubt, includes all Benefit Payments and the corresponding Benefit Tax Payments) are sufficient for Rogers to purchase benefits that are equivalent to those corresponding benefits that he was eligible to receive immediately prior to the Termination Date, as identified on Schedule B.

1.4           Office Accommodations and Equipment; Reimbursement of Expenses.

(a)           For the period commencing November 1, 2003 and ending on April 16, 2004 (the “Lease Period”), PRIMEDIA shall pay TRget Media LLC, $53,188.00 (the “Lease Payment”) in a single lump sum on the Effective Date for the office accommodations identified on Schedule C.  In addition, during the Lease Period, PRIMEDIA shall provide to Rogers the equipment and services (including reimbursement for utilities and other expenses, as applicable) set forth on Schedule C, in accordance with the terms of Schedule C, and transfer title to Rogers (to the extent PRIMEDIA itself holds title) of the following: (i) any computer and telecommunications office equipment (including fax machines, blackberry e-mail devices, telephones, and cell phones) located at Rogers’ residence as of the Termination Date and (ii) all furnishings, file cabinets and office equipment maintained at Rogers’ current office.

(b)           On the Effective Date, PRIMEDIA shall make a lump sum payment to Rogers to reimburse Rogers in full for costs incurred from the Trigger Date to the Termination Date for office or home office, computer and telecommunications equipment or services not previously reimbursed by PRIMEDIA, which costs have been documented and which documentation has been submitted by Rogers to PRIMEDIA prior to the date of this Agreement or which shall be submitted by Rogers within five business days of the Termination Date.

1.5           Tax Withholding.

(a)           Withholding Generally.  All payments made under this Agreement (with the exception of the payment of attorneys fees and the payments, transfers and services described in Section 1.4 and Schedule C (the “Office Payments”)) shall be treated as supplemental wage payments (the applicable rate of which, as of the date hereof, is 26% of any such payment for Federal income tax purposes) for purposes of Federal, state and local tax withholding.  Subject to Section 1.5(b), PRIMEDIA may withhold from any amounts payable in cash under this Agreement (other than the attorneys fees and the Office Payments) such Taxes as may be required to be withheld in respect of any payment and/or any benefit provided for under this Agreement pursuant to any applicable law or regulation, including, without limitation, supplemental wage payments, and an amount in respect of the applicable withholding liability arising upon the distribution of the Restricted Shares to Rogers as provided in Section 1.2(c) of this Agreement. For the avoidance of doubt, PRIMEDIA shall not withhold any Taxes from the attorneys’ fees or the Office Payments.

(b)           Withholding in respect of Restricted Shares.  In connection with the payment to PRIMEDIA by Rogers of the applicable withholding liability in respect of the Taxes payable upon the distribution of the Restricted Shares, determined in a manner consistent with Section 1.5(a) above (the “Restricted Share Withholding Liability”),

PRIMEDIA shall deliver to the Trustee the Payment Schedule (as defined in the Trust Agreement) as required under the terms of the Trust Agreement, which Payment Schedule shall provide that, on the Termination Date, the Trustee will transfer (i) a number of Restricted Shares having a fair market value (calculated based on the closing price of one share of common stock of PRIMEDIA on the first trading day immediately preceding the Termination Date) equal to the amount of the Restricted Share Withholding Liability (the “Withholding Shares”) to a broker designated in writing by Rogers (the “Broker”) and (ii) the remainder of the Restricted Shares directly to Rogers (or his Broker or other agent as Rogers may designate in writing).  In addition, Rogers shall deliver irrevocable instructions to the Broker to sell on the Termination Date all of the Withholding Shares it receives from the Trustee, and to promptly remit all proceeds from such sale to PRIMEDIA.  In the event that such sales proceeds do not satisfy the amount of the Restricted Share Withholding Liability, Rogers shall promptly pay to PRIMEDIA in cash any such shortfall.  In the event that such sales proceeds are in excess of the amount of the Restricted Share Withholding Liability, PRIMEDIA shall promptly pay to Rogers in cash any such excess.

1.6           Full Satisfaction of Potential Claims.  Rogers hereby acknowledges and agrees that his receipt of all payments and benefits provided in Section 1 of this Agreement constitutes full and final payment, accord and satisfaction of any and all potential claims described in Section 2 of this Agreement against the Company Releasees (as defined therein) and that, except as provided in Section 1.3 of this Agreement, no benefits or payments provided for herein shall be reduced on account of any subsequent employment or engagement of Rogers.

2.                                      RELEASES AND REPRESENTATIONS

2.1           Rogers Release.  For and in consideration of the payment of the amounts described in Section 1 of this Agreement, Rogers hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Rogers does hereby, fully and completely forever release the Beneficiaries and their respective past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Rogers or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to Rogers, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by Rogers (such date, as set forth on the signature page attached hereto, the “Execution Date”), including, without limitation, in connection with or in relationship to Rogers employment or other service relationship with PRIMEDIA, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with PRIMEDIA (including, without limitation, the Employment Agreement, any exhibits attached thereto, any amendments thereto, and any equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims (i) to enforce Rogers’ rights or obligations under, or specifically referred to in, this Agreement, (ii) related to, or arising under, Section 15 of the Employment Agreement, (iii) vested rights under PRIMEDIA’s benefit plans (other than any equity or equity-based compensation or benefit plans, aside from the PRIMEDIA Stock Purchase Plan) or (iv) a claim for Taxes that Rogers incurs as a result of conduct of PRIMEDIA (other than in accordance with the terms of any agreement between Rogers and PRIMEDIA) to the extent such claim exists under applicable law.

2.2           Waiver.  Notwithstanding the generality of Section 2.1, but subject to the proviso contained in the last sentence of Section 2.1, the Released Claims include, without limitation: (i) any and all claims relating to base salary or bonus payments or benefits pursuant to the Employment Agreement, other than those payments and benefits specifically provided for in Sections 1.1, 1.3, and 1.4 of this Agreement; (ii) any and all claims identified in Section 2.3 of this Agreement, below, other than those rights and benefits specifically provided for under Section 1.2 of this Agreement; (iii) any and all claims identified under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment and Housing Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iv) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

THIS MEANS THAT, BY SIGNING THIS AGREEMENT, ROGERS WILL HAVE WAIVED ANY RIGHT ROGERS MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST PRIMEDIA RELEASEES BASED ON ANY RELEASED CLAIM UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

2.3           Waiver of Equity Rights.  Except as provided for in Section 1.2 of this Agreement, in consideration of the payments and benefits provided for elsewhere in Section 1 of this Agreement, and for other good and valuable consideration, Rogers hereby forever waives, releases and fully relinquishes any right or title to any and all equity, including but not limited to stock and stock options, whether granted to Rogers as of the Termination Date or not, in PRIMEDIA or any subsidiary, partner or joint venture of PRIMEDIA, including without limitation About, Inc., About.com and any of the internet ventures listed on Schedule A hereto; provided, however, that nothing in this Section 2.3 shall be construed to limit in any way Rogers’ right to purchase any such equity in the open market or pursuant to the PRIMEDIA Stock Purchase Plan or Thrift and Retirement Plan or Rogers’ right to hold and sell any such equity held by Rogers as of the date hereof (or which he shall otherwise acquire upon the exercise of the Options or upon the distribution of the Restricted Shares to Rogers, in each case as provided hereunder).

2.4           PRIMEDIA Release.  For and in consideration of the undertakings of Rogers in Sections 2.1, 2.2 and 2.3 above, and for other good and valuable consideration the receipt of which is hereby acknowledged, PRIMEDIA hereby agrees on behalf of PRIMEDIA, the other Beneficiaries, their affiliates, agents, assignees, attorneys, successors and assigns (the “Company Releasors”) to, and the Company Releasors do hereby, fully and completely forever release Rogers, his agents, assignees, attorneys, successors and assigns, heirs and executors (hereinafter collectively referred to as the “Rogers Releasees”) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever which the Company Releasors ever had, now have or may have against Rogers Releasees or any of them, in law, admiralty or equity, whether known or unknown to the Company Releasors, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by PRIMEDIA, including, without limitation, in connection with or in relationship to Rogers’ employment or other service relationship with PRIMEDIA, the termination of any such employment or service relationship and to any applicable employment, compensatory or equity arrangement with PRIMEDIA (including, without limitation, the Employment Agreement, any exhibits attached thereto, any amendments thereto, and any equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, breach of fiduciary duty, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Company Released Claims”); provided that such Company Released Claims shall not include (i) any claims to enforce the Company Releasors’ rights or obligations under, or with respect to, this Agreement or (ii) a claim for Taxes that PRIMEDIA was required by law to pay on Rogers’ behalf to the extent such claim exists under applicable law.

2.5           Representations and Warranties; Acknowledgements and Agreements.

(a)           Representations and Warranties.  Rogers and PRIMEDIA each represents that (a) they have read carefully and fully understand the terms of this Agreement and (b) upon execution and delivery of this Agreement by each of Rogers and PRIMEDIA, this Agreement shall be a valid and binding obligation of each of Rogers and PRIMEDIA (and, upon execution by PRIMEDIA, of the Beneficiaries), respectively, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally.  Rogers further represents that he has been advised to consult with an attorney and that he has availed himself of the opportunity to consult with an attorney prior to signing this Agreement.

(b)           Acknowledgements and Agreements.  Rogers and PRIMEDIA each acknowledges and agrees that they are executing this Agreement willingly, voluntarily and knowingly, of their own free will, and that they have not relied on any representations, promises or agreements of any kind made to each other in connection with their respective decisions to accept the terms of this Agreement, other than those set forth in this Agreement.  Rogers further acknowledges, understands, and agrees that his employment with PRIMEDIA has terminated effective as of the Termination Date, that the provisions of Section 1 of this Agreement are in lieu of any and all payments and benefits to which Rogers may otherwise be entitled to receive pursuant to the Employment Agreement, 4/5/6 Stock Option Agreement and the Original Stock Option Agreement (and the PRIMEDIA stock purchase and option plan pursuant to which such Options were granted), that Rogers will not be reemployed by PRIMEDIA, and that Rogers will not apply for or otherwise seek employment with PRIMEDIA or any of its parents, companies, subsidiaries, divisions or affiliates. Notwithstanding the preceding sentence, but subject to Rogers’ compliance with his confidentiality obligations under Section 13 of the Employment Agreement and his other obligations under Section 4.2 of this Agreement, nothing hereunder shall limit Rogers from at any time (i) approaching PRIMEDIA about purchasing, (ii) participating in any effort to purchase, or (iii) purchasing from PRIMEDIA, in each case individually or as part of a bidding group, PRIMEDIA or any property owned by PRIMEDIA.  Rogers acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this Agreement and that the Age Discrimination in Employment Act gives him the right to revoke this Agreement within seven (7) days after he signs this Agreement, and Rogers understands that, as of the date of this Agreement, he will not receive any payments under this Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if he has not revoked this Agreement.  To the extent Rogers has executed this Agreement within less than twenty-one (21) days after its delivery to him, Rogers hereby acknowledges that his decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.

3.                                      EFFECTS OF SETTLEMENT

Rogers and PRIMEDIA, on behalf of itself and the other the Beneficiaries, agree that the payments and benefits by PRIMEDIA, and the acceptance by Rogers of the same, all as provided in Section 1 of this Agreement, and the execution of this Agreement are the result of a compromise of disputed claims, and shall never for any purpose be considered an admission of liability or responsibility by Rogers, PRIMEDIA, or the other Beneficiaries, and each of Rogers and PRIMEDIA (on behalf of itself and the other Beneficiaries) expressly denies any liability.

4.                                      PRESS RELEASES; PROHIBITED STATEMENTS; CONTINUING EFFECTIVENESS OF COVENANTS IN EMPLOYMENT AGREEMENT

4.1           Press Releases and Other Statements Regarding this Agreement.  Rogers and PRIMEDIA hereby mutually agree not to issue any press release or otherwise publicize this Agreement or the settlement of their disputes, and to limit any statement in response to inquiry from the news media or otherwise to: “The matter has been resolved.”

4.2           Statements by PRIMEDIA and Rogers.  Except as permitted in Section 4.1 above, neither party hereto shall issue any press release or other public statement or make any statement (and PRIMEDIA shall further use its commercially reasonable efforts to prevent any director, officer, or any members of the firms of the controlling shareholders of, PRIMEDIA (any of the foregoing, a “PRIMEDIA Affiliate”) from issuing any press release or other public statement or making any statement), directly or through any entity or intermediary, which is reasonably intended or reasonably likely to become public, that is derogatory or  disparaging of, or damaging to, that alleges improper conduct by, or that is reasonably likely or intended to cause damage or embarrassment (any such statement, a “Prohibited Statement”) to Rogers, PRIMEDIA or any PRIMEDIA Affiliate, as applicable; provided, however, that each of Rogers, PRIMEDIA and any PRIMEDIA Affiliate, as applicable, shall be permitted to: (i) make any statement that is required by applicable securities laws or other laws to be included in a filing or disclosure document; (ii) defend itself or himself (as applicable) against any statement made by

Rogers, PRIMEDIA or any PRIMEDIA Affiliate, as applicable, that is a Prohibited Statement regarding Rogers, PRIMEDIA or any PRIMEDIA Affiliate, as applicable, so long as the defending party (Rogers, PRIMEDIA or the PRIMEDIA Affiliate, as applicable), (x) reasonably believes that the statements made in such defense of a Prohibited Statement are not false statements and (y) makes statements in such defense that are directly responsive to the Prohibited Statement; and (iii) provide truthful testimony in any legal proceeding; provided, further, in the case of (i) and (iii) above, each party hereto shall provide the other party hereto with reasonable advance notice of such statement or testimony.

4.3           Continuation of Restrictive Covenants; Separate Liability; Equitable Relief.

(a)           Continuation of Restrictive Covenants. Rogers agrees and acknowledges that the provisions of Section 13 of the Employment Agreement shall continue in full force and effect following the Termination Date, pursuant to their terms.

(b)           Separate Liability.  Rogers agrees and understands that his obligations set forth in Sections 4.1 and 4.2 of this Agreement (and Section 13 of the Employment Agreement) are separate from any other provisions in this Agreement and that any breach of those provisions (or any of the provisions of Section 13 of the Employment Agreement) may be treated by any of the PRIMEDIA Affiliates as a breach of this Agreement for which Rogers may be separately liable.  PRIMEDIA further agrees and understands that the obligations set forth in Sections 4.1 and 4.2 of this Agreement are separate from any other provisions in this Agreement and that any breach of those provisions may be treated by Rogers as a breach of this Agreement for which PRIMEDIA may be separately liable.

(c)           Equitable Relief.  Rogers and PRIMEDIA each acknowledges and agrees that the other party’s remedies at law for a breach or threatened breach of any of the provisions of Section 4 above would be inadequate and that the parties would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Rogers and PRIMEDIA each agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the offended party may, without posting any bond, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

5.                                      GOVERNING LAW; DISPUTE RESOLUTION; LEGAL FEES

5.1           Governing Law.  This Agreement shall each be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of New York, irrespective of the choice of law rules of that or any other state.

5.2           Resolution of Disputes; Legal Fees.

(a)           Resolution of Disputes.  Except to the extent otherwise provided in Section 4.3(c) of this Agreement, any disagreement or controversy arising out of or relating to this Agreement shall be exclusively resolved by way of confidential arbitration.  Either party may submit the disagreement or controversy to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), such arbitration to be conducted before a panel of three arbitrators, one selected by each of the parties hereto and the third by the two other arbitrators so selected.  The arbitration shall be held in New York, New York.  The arbitrators shall be bound by the express terms of the Agreement.

(b)           Legal Fees.  PRIMEDIA and Rogers shall each pay half of all costs of the arbitrators referenced in Section 5.2(a) above; provided, however, that in any arbitration, the arbitrators shall award attorneys’ fees (and all other related costs) incurred in connection with the arbitration to the party in the arbitration that prevailed on substantially all of the material issues in dispute in such arbitration.  Notwithstanding the foregoing, in the event that one of the material issues in dispute relates to alleged violation(s) by either of the parties (or, if applicable, by a PRIMEDIA Affiliate) of the restrictive covenants set forth in Section 4.2 of this Agreement, the arbitrator shall separately determine and allocate a portion of the attorneys’ fees (and other related costs, including fees incurred in connection obtaining or defending against any action injunctive relief) of the party to the proceeding who prevails on such issue as fees (and related costs) which the party to the proceeding who does not prevail on this issue shall be required to pay.  The award rendered in any such proceeding, shall be made in writing and shall be final and binding on the parties thereto, and judgment upon the award may be entered in any court having competent jurisdiction thereof.

6.                                      SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

7.                                      CONSTRUCTION

Each party and its counsel have reviewed this Agreement and have been provided the opportunity to review this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

8.                                      ACCEPTANCE AND EFFECTIVENESS

This Agreement shall become effective immediately upon Rogers’ execution of this Agreement; provided, however, that PRIMEDIA’s obligation to make any of the payments provided for in Section 1.1 of this Agreement shall become effective on the eighth (8th) day following the Execution Date, so long as Rogers had not revoked Section 2.1 of this Agreement as permitted under Section 2.5(b) of this Agreement, which 8th day shall be referred to herein as the “Effective Date”.

9.                                      MISCELLANEOUS

9.1           Entire Agreement.  Except as set forth in this Agreement, the Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings.  Notwithstanding the foregoing, this Agreement shall not supersede Sections 7(e), 12(i), 13, 15, 16, 18, 19, 20 and 22 of the Employment Agreement, which, in each case, shall continue in full force and effect after the date hereof.

9.2           Third Party Beneficiaries.  Except with respect to Sections 2 and 3 of this Agreement, which are intended to benefit PRIMEDIA as well as the other Beneficiaries, and except with respect to Section 4 of this Agreement, which is intended to benefit PRIMEDIA as well as the other PRIMEDIA Affiliates, in each such case to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than PRIMEDIA and Rogers; provided, that the PRIMEDIA Affiliates shall also be bound by or subject to the provisions of Section 5.2(b).

9.3           Notices.  All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or on day after sending by express mail or other overnight courier service or three days after sending by certified mail or registered mail, postage prepaid, return receipt requested.  Any notice shall be sent as follows:

                                To Rogers

At Rogers’ home address as reflected on the personnel records of PRIMEDIA as of the date hereof

                                With a copy to:

                                The Bachelder Firm
                                780 Third Avenue
                                New York, NY  10014
                                Attention:  Scott Price, Esq.

                                To PRIMEDIA

                                PRIMEDIA, INC.

                                745 Fifth Avenue

                                New York, New York 10151

                                Attention:  General Counsel

                                With a copy to:

                                Simpson Thacher & Bartlett LLP

                                425 Lexington Avenue

                                New York, New York 10017

                                Attn:  Alvin Brown, Esq.

9.4           Binding Agreement; Assignment; Transfers.  This Agreement is binding upon, and shall inure to the benefit of Rogers and each of PRIMEDIA and the other Beneficiaries and to each party’s heirs (in the case of Rogers), executors, administrators, successors and assigns.  In the event of Rogers’ death or a judicial determination of Rogers’ incompetence, the compensation and benefits due Rogers under this Agreement shall be paid to Rogers’ estate or legal representative, as the case may be, and any references in this Agreement to Rogers shall be deemed to refer, where appropriate, to Rogers’ estate or other legal representative or to Rogers’ designated beneficiary or beneficiaries.  PRIMEDIA is entitled to assign or otherwise transfer its obligations and rights to any of its affiliates; provided, however, that to the extent such affiliate does not perform or otherwise satisfy PRIMEDIA’s obligations as set forth in this Agreement, PRIMEDIA shall remain liable to Rogers for all such obligations; provided, further, however, that in the event of a sale of all or substantially all of the assets, stock or business of PRIMEDIA, the acquirer thereof shall be required to assume this Agreement and all obligations to Rogers hereunder.

9.5           Counterparts.  This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all which taken together shall constitute one and the same agreement.

[Signatures on next page.]

PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING.  THIS SETTLEMENT AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:	PRIMEDIA, INC.

	By:	/s/ Beverly C. Chell
Title: Vice Chairman

THOMAS S. ROGERS

Dated:	/s/ Thomas S. Rogers

Schedule A

Businesses that have separate Internet ventures in which Mr. Rogers received the options for 3% of the equity, but did not receive the 2% purchase equity to which he is entitled:

1.  Industryclick

2.  HPCi

3.  Teen Portal

•       Seventeen

•       Teen Mag

•       Gurl.com

4.  AmericanBaby.com

5.  ModernBride.com

6.  Equine Group

•       Arabian Horse World

•       Equus

•       Dressage Today

•       Horse & Rider

•       Practical Horseman

7.  History Group

•       History Online

•       American History Online

•       America’s Civil War Online

•       British Heritage Online

•       Civil War Times Online

•       Military History Online

•       Vietnam Online

•       Wild West Online

•       World War II Online

•       Historic Traveler Online

•       Military History Classic Online

                8.  Shutterbug

                9.  Craftsmag.com

                10. Outdoor Group

•       Bodyboarder Online

•       Surfing

•       SG Online

•       Fly Fisherman

•       Bow Hunter

•       In-Fisherman

•       Wall In-sider

•       Florida Sportsman

•       Shooting Times

•       Shotgun News

•       Game & Fish

•       North American Whitetail

•       Canoe & Kayak

•       Climbing

•       Kit Planes

Businesses that have separate Internet ventures in which Mr. Rogers received neither the 3% options nor the 2% purchase equity, and is entitled to 5% of the equity:

1.  Federal Sources

2.  Primedia Workplace Learning

3.  Kagan/Simba

4.  ChannelOne.com

5.  Films for the Humanities

6.  Gravity Games Online

7.  Domaina.com

8.  Real Estate.com

9.  Soap Opera Digest and Weekly

10. Primedia Magazine Store (on-line sales of magazines)

11. Primedia Consumer Magazine eCommerce business

12. Outdoorsbest.com

• Guns & Ammo

• Handguns

• Gun Dog

• Petersen’s Bowhunting

• Petersen’s Hunting

• Rifle Shooter

• Wild Fowl

13. NY Metro.com

14. Marine

•       Power and MotorYacht

•       Sail

15. Gems

•       Colored Stone

•       Lapidary Journal

16. Auto Portal

•       Automobile

•       Motor Trend

•       Truck Trend

17. Crafts

•       Craft Trends

•       Creative Machine & Embroidery

•       Creating Keepsakes

•       McCall’s Quilting

•       McCall’s Quick Quilts

•       Quilter’s Newsletter

•       Quiltmaker

•       Sew News

•       Simple Scrap Books

•       Step by Step Beads

18. Action Sports

•       Bike

•       Climbing

•       Kitplanes

•       Powder

•       Skateboarder

•       Slam

•       Snowboarder

•       Surfer

19. High Technology

•       Audio Visual Interiors

•       EDigital Photo

•       Home Theatre

•       Petersen’s Photographic

•       Stereophile

Schedule B

Company-paid and supplemental life insurance

On the Effective Date, PRIMEDIA will pay Rogers a cash lump sum in the amount of  $4,063.73 in respect of the continuation, from the Termination Date through April 16, 2005, of life insurance benefits to which Rogers was entitled immediately prior to the Termination Date.

Accidental death & dismemberment insurance

On the Effective Date, PRIMEDIA will pay Rogers a cash lump sum in the amount of $416.75 in respect of the continuation, from the Termination Date through April 16, 2005, of accidental death & dismemberment insurance benefits to which Rogers was entitled immediately prior to the Termination Date.

Short-term disability benefits

PRIMEDIA will provide Rogers with short-term disability benefit coverage, on a self-insured basis, on the same terms and conditions under which Rogers is entitled to receive short-term disability benefits immediately prior to the Termination Date ($1,000 per week for up to 26 weeks of disability), from the Termination Date through April 16, 2005.

Long-term disability benefits

Effective as of the Termination Date, PRIMEDIA will continue to provide Rogers with long-term disability insurance, either through PRIMEDIA’s long-term disability carrier or on a self-insured basis, from the Termination Date through April 16, 2005, that provides equivalent benefits to those provided under PRIMEDIA’s long-term disability insurance plan to which Rogers is entitled immediately prior to the Termination Date, at the same cost to Rogers payable prior to the Termination Date.  In connection with the foregoing, Rogers shall, if requested by PRIMEDIA, submit to such physical examination as may be necessary as a condition of the issuance of any such long-term disability policy.  For the avoidance of doubt, the long-term disability insurance to be provided hereunder does not include any special supplemental long-term disability insurance previously provided to Rogers in lieu of the provision of an automobile.

Health Reimbursement Account (“HRA”)

On the Effective Date, PRIMEDIA will pay Rogers a cash lump sum in the amount of  $2,112.48 in respect of his participation in PRIMEDIA’s HRA program in respect of the period beginning on the Termination Date and ending on April 16, 2005.

Dependent Care Reimbursement Account (“DCRA”)

On the Effective Date, PRIMEDIA will pay Rogers a cash lump sum in the amount of  $4,062.43 in respect of his participation in PRIMEDIA’s DCRA program in respect of the period beginning on the Termination Date and ending on April 16, 2005.  Amounts held in Rogers name under such Plan shall be distributed to Rogers in accordance with the terms of the Plan.

Schedule B, cont’d

Thrift & Retirement Plan (“Savings Plan”)

No later than ten (10) days after the Termination Date, PRIMEDIA will pay Rogers a cash lump sum in the amount of  $24,651.92 in respect of his participation in PRIMEDIA’s Savings Plan, in respect of the period beginning on the Termination Date and ending on April 16, 2005.  Amounts held in Rogers name under such Plan shall be distributed to Rogers in accordance with the terms of the Plan.  In addition, PRIMEDIA will pay Rogers a cash lump sum in the amount of $10,571.21 in respect of any unvested amounts in his PRIMEDIA Savings Plan account.

Employee Stock Purchase Plan

No later than ten (10) days after the Termination Date, PRIMEDIA will pay Rogers a cash lump sum in the amount of  $4,705.00 in respect of his participation in PRIMEDIA’s Employee Stock Purchase Plan, in respect of the period beginning on the Termination Date and ending on April 16, 2005.

Transportation Account

No later than ten (10) days after the Termination Date, PRIMEDIA will pay Rogers cash lump sum in the amount of $633.73 in respect of his participation in PRIMEDIA’s Transportation Account program, in respect of the period beginning on the Termination Date and ending on April 16, 2005.

Parking Account

No later than ten (10) days after the Termination Date, PRIMEDIA will pay Rogers a cash lump sum in the amount of $389.99 in respect of his participation in PRIMEDIA’s Parking Account program, in respect of the period beginning on the Termination Date and ending on April 16, 2005.

Schedule C

                The Lease Payment shall be paid to TRget Media, LLC in respect of the office accommodations to be provided Rogers at 150 E 52nd, 31st floor, New York, New York (the “Leased Office”).

                In addition to the Lease Payment, PRIMEDIA shall provide the following equipment and services during the Lease Period (to the extent such equipment is, as of the Termination Date, already provided to Rogers, such equipment and type of services being so provided with respect to such equipment shall be deemed to satisfy the agreement to provide the following):

•                    Land and cellular phone service, high-speed internet access, cable TV access, Blackberry service and utilities at the Leased Office

•                    Computers (currently being provided) for Rogers and assistant at the Leased Office

•                    Fax machines (currently being provided) for Rogers and assistant at the Leased Office

•                    Blackberry (currently being provided) e-mail devices for Rogers assistant

•                    Cell phone for Rogers (currently being provided)

•                    Support and repair services for computer, Blackberry and telecommunications equipment at Rogers’ home and Leased Office locations

•                    Full-time secretarial assistance as described below

•                    Moving of office furnishings, file cabinets and equipment from Rogers’ current office to the Leased Office; provided, however, in the event that Rogers’ has previously paid a moving company to move such furnishings, cabinets and equipment, Rogers shall provide a copy of the bill and reasonable evidence of such payment, in which case PRIMEDIA shall reimburse Rogers for such expenses within ten (10) business days after receipt of such documentation.

•                    Continued delivery to Rogers of up to a reasonable number of PRIMEDIA publications indicated by Rogers, unless and until such publications ceased to be controlled by PRIMEDIA or any of its subsidiaries at the address specified by Rogers.

•                    Office supplies for the Leased Office.

                For purposes hereof, the parties agree that (i) the secretary, Kathleen McMorrow, who is currently made available by PRIMEDIA to Rogers (the “Assistant”) shall, at Rogers election, continue to be made available to him through the Lease Period at the Leased Office during regular business hours (as set forth in PRIMEDIA’s employee handbook applicable for such Assistant), (ii) PRIMEDIA shall continue the Assistant on PRIMEDIA’s payroll with customary benefits through the Lease Period and (iii) PRIMEDIA shall continue to honor the terms of that certain letter agreement dated February 13, 2003 between the Assistant and PRIMEDIA, attached hereto.